FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Jeff Duhamel 781-830-3495 jduhamel@twtr.com	Gregory Hunt 781-830-3995 ghunt@twtr.com

Tweeter Home Entertainment Group Appoints Bob Staples as
Senior Vice President of Sales and Installation Services

Canton, MA (January 25, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced the promotion of vice president of sales and in-home installation Bob Staples to senior vice president of sales and installation services, effective immediately. He replaces Judy Quye, who resigned from the company last November. In his new role, Staples will serve as a member of Tweeter’s executive team and report directly to Tweeter’s President and CEO, Joe McGuire.

Staples, 43, began his career on the Tweeter sales floor in 1986. He has served the Company in multiple leadership positions and across a wide range of disciplines, business environments and cultures for more than 20 of Tweeter’s 35 year history. From all levels of store-based sales and management positions, to regional manager and vice president of sales, to vice president of in-home installation, Staples has gained considerable brand and industry knowledge.

“Bob’s diverse and seasoned experience has uniquely prepared him to provide the critical leadership needed to fuel the continued growth of our new business model,” said McGuire. “From his broad understanding of our customer – on both the sales and the installation sides – to his deep knowledge of our history as a retail store and our rebirth as a service provider, Bob’s comprehension of the challenges we face in our ever-changing industry are significant.”

As vice president of in-home installation, Staples played a key role in evolving Tweeter’s skill sets from a traditional retail store to a more services-oriented company as it rolled out its first concept store in Las Vegas in January 2005. In his new position, Staples will continue to drive the positive momentum of Tweeter’s CE Playground stores while guiding the Company’s sales and installation organization to new heights.

“I am honored and thrilled about this opportunity to lead Tweeter’s sales and installation organization at such an innovative time in our history and in consumer electronics,” said Staples. “I’m really excited to partner with the most skilled group of people in the CE industry to continue bringing the digital home to life in our stores through integration and installation, while also providing our customers with the ultimate consumer electronics shopping experience along the way.”

About Tweeter
Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. Tweeter Home Entertainment Group, Inc. operates 154 stores under the Tweeter, hiFi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas. Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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